Exhibit 99.1

ThermoGenesis Holdings Announces Adjournment of Annual Meeting of Stockholders

RANCHO CORDOVA, Calif., December 17, 2021 -- ThermoGenesis Holdings, Inc. (Nasdaq: THMO), announced that the Company’s Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for Thursday, December 16, 2021 at 9:00 a.m. PST, was convened and adjourned without any business being conducted due to lack of the required quorum.

A quorum consists of a majority of the shares entitled to vote. There were fewer than a majority of shares entitled to vote present, either in person or by proxy, at the convening of the Annual Meeting. The Annual Meeting therefore had no quorum and the meeting was adjourned until 9:00 a.m. PST on Thursday, January 13, 2022 at 2711 Citrus Rd., Rancho Cordova, CA 95742 to allow additional time for the Company’s stockholders to vote on the proposals set forth in the Company’s definitive proxy statement filed with the United States Securities and Exchange Commission (the “SEC”) on November 5, 2021 (the “Proxy Statement”). A conference call and webcast will be available. To participate in the conference call, please dial 1-844-889-4331 (domestic), 1-412-380-7406 (international) or 1-866-605-3852 (Canada). To access a live webcast of the call, please visit: https://thermogenesis.com/investors/news-and-events/events-webcasts.

During the current adjournment, the Company continues to solicit votes from its stockholders with respect to the proposals set forth in the Company’s Proxy Statement.

Only stockholders of record as of the record date, October 26, 2021, are entitled to and are being requested to vote. At the time the Annual Meeting was adjourned, proxies had been submitted by stockholders representing approximately 49.39% of the shares of the Company’s common stock outstanding and entitled to vote at the Annual Meeting. Proxies previously submitted in respect of the Annual Meeting will be voted at the adjourned Annual Meeting unless properly revoked, and stockholders who have previously submitted a proxy or otherwise voted need not take any action.

The Company encourages all stockholders of record on October 26, 2021, who have not yet voted, to do so by January 12, 2022. Stockholders who have any questions or require any assistance with completing a proxy or voting instruction form or who do not have the required materials may contact the Company at (916) 858-5100 or by emailing ir@thermogenesis.com.

Important Information

This material may be deemed to be solicitation material in respect of the Annual Meeting to be reconvened on January 13, 2022. In connection with the Annual Meeting, the Company filed the Proxy Statement. BEFORE MAKING ANY VOTING DECISIONS, SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING. No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting. The Company’s Proxy Statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at sec.gov or the Company’s website at thermogenesis.com.

About ThermoGenesis Holdings, Inc.

ThermoGenesis Holdings, Inc. develops, commercializes, and markets a range of automated technologies for CAR-T and other cell-based therapies. The Company currently markets a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology, including its semi-automated, functionally-closed CAR-TXpress™ platform, which streamlines the manufacturing process for the emerging CAR-T immunotherapy market. For more information about ThermoGenesis, please visit: www.thermogenesis.com.

Company Contact:
Wendy Samford
916-858-5191
ir@ThermoGenesis.com

Investor Contact:
Paula Schwartz, Rx Communications
917-322-2216
pschwartz@rxir.com